[Letterhead of PricewaterhouseCoopers]

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration on Form S-8 of our report dated February 24, 1999, except for Notes 15 and 16, for which the date is March 5, 1999 relating to the financial statements, which appears in Old Guard Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated February 24, 1999, except for Notes 15 and 16, for which the date is March 5, 1999, relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

2400 Eleven Penn Center
Philadelphia, Pennsylvania
December 22, 1999



12/23/99/SL1 30858v1/41597.001